EXHIBIT 99.1

Hillenbrand, Inc. Reports the Fifth Circuit Court of Appeals Denies Class Certification in Funeral Industry Antitrust Litigation

BATESVILLE, Indiana, September 18, 2012 — /PRNewswire/ — On September 13, 2012 the United States Court of Appeals for the Fifth Circuit affirmed the denial of class certification in the previously disclosed lawsuit filed by the Funeral Consumers Alliance, Inc. (FCA) and a number of individual consumer casket purchasers against Batesville and our former parent company, Hillenbrand Industries, Inc., now Hill-Rom Holdings, Inc. (Hill-Rom), and three national funeral home businesses (the FCA Action).  The plaintiffs’ claim for attorney fees was remanded back to the District Court.

The FCA, a self-styled consumer advocacy group, had sought class certification in a lawsuit alleging that Batesville Casket Company and its three named customers had violated antitrust laws by Batesville limiting the sale of its Batesville Caskets to licensed funeral homes.  A U.S. District Court judge for the Southern District of Texas denied class certification on March 26, 2009 and the appellate court denied the subsequent petition for appeal on June 19, 2009.  Following the denial of class certification, the plaintiffs pursued claims for individual defendants, and those claims were ultimately dismissed by the District Court in their entirety on September 24, 2010.  Following dismissal of the lawsuit, the plaintiffs appealed the overall dismissal and the earlier denial of class certification to the United States Court of Appeals for the Fifth Circuit.  The recent ruling from the Fifth Circuit once again denied the certification of a class.

“We have prevailed at every step of the way with regard to class action, and are very pleased this matter was upheld once again by the courts, “said Kenneth A. Camp, Hillenbrand’s president and chief executive officer.  “For more than a century, our policy of selling caskets to licensed funeral directors operating licensed funeral homes has helped to ensure families receive quality products and services when they choose a Batesville casket.”

For further information and background on these cases, please refer to Hillenbrand’s most recent SEC Form 10-Q and to the rulings posted on our Web site, http://www.hillenbrand.com.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies. HI-INC-C

CONTACT

Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com